Exhibit 3.1

CERTIFICATE OF LIMITED PARTNERSHIP

OF

ARES MANAGEMENT, L.P.

THIS CERTIFICATE OF LIMITED PARTNERSHIP of Ares Management, L.P. (the “Partnership”), dated as of November 15, 2013, is being duly executed and filed by Ares Management GP LLC, a Delaware limited liability company, as general partner, to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act (6 Del.C. § 17-101, et seq.) (the “Act”).

1.             Name.  The name of the limited partnership formed hereby is Ares Management, L.P.

2.             Registered Office and Agent.   The address of the Partnership’s registered office in the State of Delaware is: 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801.  The name and address of the Partnership’s registered agent for service of process on the Partnership in the State of Delaware is: The Corporation Trust Company, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801.

3.             General Partner’s Name and Address.  The name and business address of the sole general partner of the Partnership is as follows:

Ares Management GP LLC

c/o Ares Management LLC

2000 Avenue of the Stars, 12th Floor

Los Angeles, CA  90067

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership of Ares Management, L.P. as of the date first-above written.

GENERAL PARTNER:

Ares Management GP LLC

By:	/s/ Alexandra Eaton
	Name:	Alexandra Eaton
	Title:	Authorized Person